EXHIBIT 5.1





                                        November 21, 1997




Chateau Communities, Inc.
CP Limited Partnership
6430 South Quebec Street
Englewood, Colorado 80111

Ladies and Gentlemen:

          We have acted as special counsel to Chateau Communities, Inc., a Maryland corporation (the "Company"), and CP Limited Partnership, a Maryland limited partnership (the "Partnership"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's and the Partnership's Registration Statement on Form S-3 (the "462(b) Registration Statement"), relating to the offer and sale from time to time by the Partnership of $20,000,000 aggregate initial offering price of debt securities (the "Debt Securities") which may be guaranteed by unconditional and irrevocable guarantees thereof by the Company (the "Guarantees"). The Debt Securities and the Guarantees are collectively referred to as the "Securities." This opinion is being provided at your request in connection with the 462(b) Registration Statement.

          The Debt Securities will be issued from time to time pursuant to an indenture in substantially the form included in the Company's and the Partnership's registration statement on Form S-3 (Registration Number 333-
4544) (as the same may be amended or supplemented from time to time, the "Registration Statement") as Exhibit 4.5 (the "Indenture"). The Guarantees will be evidenced by an agreement or other instrument of the Company (each, a "Guaranty Agreement") to be issued with the related issuance of the Debt Securities.

NF79345.1
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Chateau Communities, Inc.              2                  November 21, 1997
CP Limited Partnership

          In rendering the opinions expressed herein, we have examined the 462(b) Registration Statement, the Registration Statement, the Indenture, the Company's Articles of Amendment and Restatement (the "Charter") and Bylaws, the Partnership's Agreement of Limited Partnership, as amended (the "Partnership Agreement"), and Certificate of Limited Partnership, and
certain minutes of corporate proceedings and/or written consents of the Company's Board of Directors. We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

          In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us.

          We assume that the issuance, sale, amount and terms of the Securities to be offered from time to time will be authorized and determined by proper action of the Board of Directors of the Company or by the Board of Directors of the Company as the general partner of the Partnership, as the case may be, in accordance with the parameters described in the Registration Statement (each, a "Board Action") and in accordance with the Charter, the Partnership Agreement, the Indenture or any applicable Supplemental Indenture, as the case may be, and applicable Maryland law.

          To the extent that the obligations of the Partnership under any Indenture may be dependent upon such matters, we assume for purposes of this opinion that the financial institution identified in such Indenture as trustee (the "Trustee") is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by such Indenture; that such Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally, with respect to acting as a trustee under such Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under such Indenture.

          Based upon the foregoing, and such examination of law as we have deemed necessary, we are of the opinion that:

     1. Upon approval of the Indenture by all necessary Board Action, and when executed and delivered by the Partnership in accordance with such Board Action, and assuming due authorization, execution and
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Chateau Communities, Inc.              3                  November 21, 1997
CP Limited Partnership


          delivery by the Trustee, the Indenture will constitute a valid and binding obligation of the Partnership.

     2. When the 462(b) Registration Statement has become effective under the Securities Act and the Debt Securities have been (a) duly established by the Indenture or a Supplemental Indenture, (b) duly authenticated by the Trustee, and (c) duly executed and delivered on behalf of the Partnership against payment therefor in accordance with the terms and provisions of the applicable Board Action, the Indenture, any applicable Supplemental Indenture and as contemplated by the Registration Statement, the Prospectus or the applicable Prospectus Supplement and, if applicable, an underwriting agreement relating to the issuance of such Debt Securities, the Debt Securities will be duly authorized and will constitute valid and binding obligations of the Partnership.

     3. When the 462(b) Registration Statement has become effective under the Securities Act, the Guaranty Agreement evidencing the Company's guaranty of validly issued and binding Debt Securities has been duly authorized and established in accordance with the applicable Board Action, the Registration Statement, the
          Prospectus or the applicable Prospectus Supplement, the applicable Guarantees will be duly authorized and will constitute valid and binding obligations of the Company.

          The opinions stated herein relating to the validity and binding nature of obligations of the Company and the Partnership, as the case may be, are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          The opinions stated herein are limited to the federal laws of the United States, the laws of the State of New York and Maryland. To the extent that the opinions set forth herein are dependent on the laws of the State of Maryland, we have relied, with your permission, on the opinion of Piper & Marbury L.L.P. of even date herewith.

          We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus.

                              Very truly yours,

                              /s/ Rogers & Wells

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